Exhibit 99.1

NEWS RELEASE

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE
Astronics Announces 15% Class B Stock Distribution
Common and Class B stockholders to receive Class B Stock
EAST AURORA, NY, September 26, 2016 — Astronics Corporation (NASDAQ: ATRO), a leading supplier of advanced technologies and products to the global aerospace, defense, and semiconductor industries, announced a 15% stock distribution of Class B Stock to holders of both Common and Class B Stock. Stockholders will receive three shares of Class B Stock for every twenty shares of Common and Class B Stock held on the record date of October 11, 2016, with an ex-dividend date of October 6, 2016. The Company expects the new shares to be distributed on or about October 18, 2016. Fractional shares will be paid in cash.
Astronics initially distributed shares of Class B Stock to Common and Class B stockholders in 1987, and has made distributions of Class B shares in each of the previous five years. After the distribution, approximately 19.4 million Common and 9.5 million Class B shares are expected to be outstanding.
Astronics Class B Stock is entitled to ten votes per share while Common Stock is entitled to one vote per share. The economic value of one share of Class B Stock is equivalent to one share of Common Stock. Class B Stock is not a tradable security, but is convertible, at all times and without cost to the shareholder, into one share of Astronics Corporation Common Stock, which is tradable and provides shareholders of Class B Stock access to the market. Subject to certain exceptions, shares of Astronics Class B Stock automatically convert into an equal number of shares of Common Stock upon transfer.
Information regarding the Class B share distribution and instructions to convert Class B stock into Common stock can be found in the Frequently Asked Questions page of the Investor Relations section at www.astronics.com. Registered shareholders and brokers should contact the Company’s

Exhibit 99.1

transfer agent, Wells Fargo Shareowner Services at (800) 468-9716, regarding the conversion of Class B Stock to Common Stock. Wells Fargo is the agent for the distribution.
About Astronics Corporation
Astronics Corporation is a leading supplier of advanced technologies and products to the global aerospace, defense and semiconductor industries. Astronics’ products and services include advanced, high-performance electrical power generation, distribution and motion systems, lighting and safety systems, avionics products, aircraft structures, systems certification and automated test systems. Astronics’ strategy is to increase its value by developing technologies and capabilities, either internally or through acquisition, and using those capabilities to provide innovative solutions to its targeted markets and other markets where its technology can be beneficial. Through its wholly-owned subsidiaries, Astronics has a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its website at www.astronics.com.
For more information on Astronics and its products, visit its website at www.astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the state of the aerospace, defense, consumer electronics and semiconductor industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.